                                                                   Exhibit 10.32
                             HMK ENTERPRISES, INC.
                          800 SOUTH STREET, SUITE 355
                              WALTHAM, MA  02154
                          TELEPHONE:  (617) 891-6660
                             FAX:  (617) 891-9712



                                                       December 5, 1997



Mr. Robert W. Ackerman
President and Chief Executive Officer
Sheffield Steel Corporation
220 N. Jefferson Street
Sand Springs, OK  74063

Dear Bob:

     This letter confirms the agreement under which we will provide management consulting services to your company from the period commencing December 5, 1997, and continuing until either of us shall give the other not less than 180 days prior written notice of termination of this agreement. This agreement supersedes and amends any and all prior management consulting agreements between us and your company and/or any of its subsidiaries.

1.   SERVICES PROVIDED:
     ------------------

     We shall provide management and business consulting services as you may reasonably request from time to time including, but not limited to, the following:

          (a) Financial and accounting management services including, for example: the establishment and monitoring of systems for cash management, budgeting and internal controls; establishment, "hands-on" involvement with, and supervision of, relationships with banks and other key financial institutions;

          (b) Marketing services including, for example, development and monitoring of marketing, advertising and selling programs and strategies; periodic reviews and analysis of sales results;

          (c) Executive personnel services including for example, interviewing potential employees, staffing recommendations, development of job descriptions, performance evaluations and compensation analysis and recommendations;

          (d) Analysis and recommendations with respect to data processing systems and services;

          (e) Corporate development services including analysis of contemplated acquisitions and divestitures and direct involvement in negotiation with respect to acquisitions and divestitures;

          (f) Contract administration, limited legal services, assistance in the selection of outside counsel and coordination and monitoring of work performed by outside counsel;

          (g) Representation and assistance in the audit process and the coordination of the general accounting function so as to optimize the company's position in tax matters, etc.; and

          (h) Consultation and assistance in setting up and maintaining deferred compensation, pension, profit sharing and other human resource related programs.

In connection with the foregoing, we agree to serve your company faithfully and to the best of our ability in order to promote the best business interests of your company.

2.   PERFORMANCE OF SERVICES:
     ------------------------

     We shall perform the above services using highly-trained personnel who are either full-time on our payroll or engaged by us as consultants at our expense, unless otherwise agreed. The extent to which your company will utilize our services will be subject to your sole discretion and we will devote as much time and attention to your business needs as your company deems necessary. However, your company agrees to provide reasonable notice of the services which it may require outside the normal course of business expectation. It is contemplated that our personnel will not have a permanent office at your facilities. As part of our services hereunder, at your request, and without additional charge, our personnel will serve as officers or directors of your company, provided that your corporate documents or the law of your state of incorporation contain indemnification provisions satisfactory to us and that your company provides acceptable directors and officers liability insurance coverage for such individuals.

3.   COMPENSATION:
     -------------

     As full compensation for all of our services hereunder, you shall pay us, on a monthly basis, a fee of one-half of 1% of your company's consolidated sales..

     In addition to the foregoing, you shall pay or promptly reimburse us for the cost of all travel, entertainment, telephone, and other expenses incurred by our personnel in the performance of services hereunder, and you shall make available to us, without charge, at your facilities, suitable office space and related secretarial and administrative support services as shall reasonably be required in connection with the performance of services for you hereunder. Also, as part of our compensation hereunder, you agree that all of the employees and directors (and their immediate families) of HMK Enterprises, Inc. and its wholly-owned insurance services subsidiary, Risk Management Solutions, Inc., will be covered under your group health insurance plan, and you will be responsible for administering, adjusting, and paying all claims by such employees and directors (and their immediate families) under such health insurance plan, without any cost or charge-back to, or reimbursement from, us.

4.   CORPORATE DEVELOPMENT.
     ----------------------

     Our staff includes personnel who are engaged in the development, investigation and negotiation of acquisition opportunities. We shall, as part of our services hereunder, bring to the attention of your company, acquisition opportunities which we believe would be suitable for your company, and assist your company's evaluation, negotiation and execution thereof.

5.   MISCELLANEOUS.
     --------------

     This agreement constitutes the entire agreement between us with respect to the subject matter and cannot be changed except by a writing signed by both of us. It shall be governed by and construed under that laws of the Commonwealth of Massachusetts.

If you agree with the foregoing, please sign below whereupon this shall become a binding agreement between us.

AGREED:                                 Very truly yours,

SHEFFIELD STEEL CORPORATION             HMK ENTERPRISES, INC.


By: /s/ Robert W. Ackerman              By: /s/ Steven E. Karol
   ---------------------------             ---------------------------
        Robert W. Ackerman                      Steven E. Karol
        President and Chief                     President and Chief
        Executive Officer                       Executive Officer

Date: December 5, 1997                  Date:   December 5, 1997

                                       3